Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Second Quarter 2020 Earnings Results

HOUSTON – August 6, 2020 – RigNet, Inc. (NASDAQ: RNET, the “Company”), a leading provider of ultra-secure, intelligent networking solutions and specialized applications, announced its results for the quarter ended June 30, 2020.

•	Second quarter 2020 revenue of $53.4 million, net loss of $4.3 million or $0.21 per share
•	Revenue decreased by 9.1% to $53.4 million compared to prior quarter
•	Adjusted EBITDA increased by 16.2% to $9.7 million compared to prior quarter
•	Managed Communications Services (MCS) Sites served decreased 9.0% to 1,229 compared to the prior quarter
•	System Integration project backlog of $15.9 million

“RigNet’s team delivered strong second quarter results despite the challenging oil and gas dynamics that impacted our MCS business,” said Steven Pickett, Chief Executive Officer and President. “While total revenue declined, the team’s discipline around costs controls and continued contributions from our growing Apps & IoT business contributed to an increase in Adjusted EBITDA. “During the quarter, offshore communications generally performed ahead of our expectations while onshore declined as anticipated due to reduced activity in the shale basins. Both Apps & IoT and SI continue to generate opportunities, though as we have previously discussed, we are seeing some delays in converting the opportunities into revenue as our customers’ decision-making processes have generally slowed. Looking ahead, we are focused on capitalizing on our available opportunities across all of our segments, further reducing costs, and ensuring we continue to deliver the industry-leading quality of service for which we’re known.”

Quarterly revenue was $53.4 million, a decrease of $5.4 million, or 9.1%, compared to $58.8 million in the prior quarter and a decrease of $6.9 million, or 11.5%, compared to $60.3 million in the second quarter 2019. Compared to the first quarter 2020, Apps & IoT revenue grew by $0.1 million, or 0.7%, primarily driven our value-added applications. Systems Integration (SI) revenue grew by $0.3 million, or 3.2%, primarily due to the timing of projects. The increase was offset by a decrease in Managed Communications Services (MCS) revenue by $5.8 million, or 14.4%, due to decrease in site count and lower equipment resale. Compared to the second quarter of 2019, Apps & IoT revenue grew by $0.8 million, or 10.0%, primarily due to the continued strong performance of Intelie. The increase was offset by a $7.1 million decrease in MCS revenue due to decreased site counts, rig stacking, and lower equipment sales. SI revenue decreased by $0.7 million or 6.0%, compared to the second quarter of 2019 primarily due to differences in progress on certain large projects.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

Net loss attributable to common stockholders in the second quarter 2020 was $4.3 million, or $0.21 per share, compared to net loss attributable to common stockholders of $26.8 million, or $1.34 per share, in the first quarter of 2020 and net loss attributable to common stockholders of $6.2 million, or $0.32 per share, in the second quarter of 2019.

First quarter 2020 results include a non-cash goodwill impairment of $23.1 million  or $1.15 per share. Excluding this charge, net loss attributable to common stockholders in the first quarter 2020 was $3.7 million of $0.18 per share.

Adjusted EBITDA, a non-GAAP measure defined and reconciled to GAAP net loss (as described below), was $9.7 million, an increase of 16.2% compared to $8.4 million in the first quarter of 2020 and a decrease of 0.8% compared to $9.8 million in the second quarter 2019.

Capital expenditures for the three months ending June 30, 2020 totaled $3.1 million compared to $3.7 million for the three months ending March 31, 2020 and $4.6 million for the quarter ending June 30, 2019. Capital expenditures for the six months ending June 30, 2020 totaled $6.8 million compared to $11.7 million for the six months ending June 30, 2019. After accounting for accrued capital expenditures, capital expenditures on a cash basis were $3.3 million and $5.3 million in the quarters ended June 30, 2020 and March 31, 2020, respectively. Capital expenditures on cash basis was $8.6 million for the six months ended June 30, 2020.

Contracting and Operational Update

In July 2020, RigNet announced a collaboration with CACI International Inc. on CACI’s Steelbox™ Secure Voice and Text App for government users. CACI’s Steelbox combines technologies from Microsoft Azure and from BlackBerry’s SecuSuite® to deliver a government cloud-hosted, FedRAMP-certified, secure mobile tenant environment. RigNet will provide telecommunications interconnectivity throughout the United States, increasing the utility and convenience to government entities.

In June 2020, Intelie achieved “co-sell ready” status through the Microsoft One Commercial Partner Program. Intelie’s real-time machine learning platform, Intelie Live, is now available in the Microsoft Azure Marketplace and optimized to run within Azure.  Microsoft’s co-sell ready status allows RigNet to work together with Microsoft’s sales organization, as well as other Microsoft partners, to rapidly expand the reach and deployment of Intelie Live running on Azure. Customers are able to deploy Intelie Live on Azure or in a multi-cloud platform and with an edge deployment model.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

MCS Site count in the second quarter 2020 decreased by 9.0% to 1,229 compared to 1,351 in the first quarter 2020 and decreased by 11.2% compared to 1,384 in the second quarter 2019.

Project backlog (using percentage of completion accounting) was $15.9 million in the second quarter 2020 and $22.4 million in the first quarter 2020 and was $37.1 million in the second quarter 2019.

Additional Detail

In the second quarter 2020, the Company recorded $3.9 million increase in the fair value of earn-out/contingent consideration related to Intelie, $0.7 million in one-time costs directly related to COVID-19 pandemic, such as costs associated with cleaning, testing, quarantine of employees, and modifications to our Gulf of Mexico microwave network, $0.3 million in executive departure costs, and $0.1 million in merger and acquisition costs. As of June 30, 2020, the Consolidated Leverage Ratio was 3.03 and Consolidated Fixed Charge Coverage Ratio was 2.32. In the first quarter 2020, the Company recorded a non-cash goodwill impairment charge of $23.1 million as result of the carrying amounts in two of our reporting units were in excess of their fair value as a result of the effect of COVID-19 and unprecedented oil and gas prices on the Company’s internal forecast. The charge primarily related to goodwill in MCS of $21.8 million and Systems Integration of $1.4 million. Additionally, in the first quarter 2020, the company recorded $0.1 million in merger and acquisition costs and $0.3 million in executive departure costs. In the quarter ended June 30, 2019, the Company recorded $2.2 million in GX dispute Phase II costs and $1.3 million increase in the fair value of earn-out/contingent consideration related to Intelie.

Earnings Call Information

An Earnings Call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, August 7, 2020, to discuss RigNet’s second quarter 2020 results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section.  A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

About RigNet

RigNet (NASDAQ: RNET) delivers advanced software and communications infrastructure that allow our customers to realize the business benefits of digital transformation. With world-class, ultra-secure solutions spanning global IP connectivity, bandwidth-optimized OTT applications, IIoT big data enablement, and industry-leading machine learning analytics, RigNet supports the full evolution of digital enablement, empowering businesses to respond faster to high priority issues, mitigate the risk of operational disruption, and maximize their overall financial performance. RigNet is headquartered in Houston, Texas with operations around the world.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to future, not past, events. Opinions, expectations with respect to conditions in the oil and gas industry, customer perceptions of value, entry into new customer contracts, growth prospects, and the ultimate payout amount of any earnout / contingent consideration are examples of forward-looking statements in this press release. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, including the expected benefits of acquiring and integrating other businesses, and often contain words such as “anticipate,” “believe,” “intend,” “will,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties, including those risks set forth in Item 1A – Risk Factors of the Company’s most recent 10-K filing, and Item 1A- Risk Factors of the Company’s 10-Q filing for the quarter ended March 31, 2020, filed with the SEC on Monday, May 11, 2020, and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Non-GAAP Financial Measure

This press release contains the non-GAAP measure Adjusted EBITDA, a measure we believe is useful to investors as a supplemental measure to evaluate overall operating performance and is an integral component of financial covenant ratios in our credit agreement. Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net principles, or GAAP. We refer you to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on Wednesday, March 11th, 2020, for a more detailed discussion of the uses and limitations of Adjusted EBITDA.

We define Adjusted EBITDA as net loss plus interest expense; income tax expense (benefit); depreciation and amortization; impairment of goodwill, intangibles, property, plant and equipment; (gain) loss on sales of property, plant and equipment, net of retirements; change in fair value of earn-outs and contingent consideration; stock-based compensation; mergers and acquisitions costs; executive departure costs; restructuring charges; the GX dispute; the GX dispute Phase II costs, one-time costs directly related to COVID-19 pandemic one-time costs directly related to COVID-19 pandemic, such as costs associated with cleaning, testing, quarantine of employees, and modifications to our Gulf of Mexico microwave network, and non-recurring items

A reconciliation of net loss to Adjusted EBITDA is found in the table below.

Media / Investor Relations Contact
Lee M. Ahlstrom, SVP & CFO	Tel: +1 (281) 674-0699
RigNet, Inc.	investor.relations@rig.net

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(in thousands, except per share amounts)
Unaudited Consolidated Statements of
Comprehensive Loss Data:
Revenue	$53,391	$58,761	$60,332	$112,152	$117,842
Expenses:
Cost of revenue (excluding depreciation and amortization)	33,687	37,950	36,519	71,637	72,975
Depreciation and amortization	6,913	6,931	7,679	13,844	16,591
Impairment of goodwill	-	23,141	-	23,141	-
Change in fair value of earn-out/contingent consideration	3,916	-	1,284	3,916	1,284
Selling and marketing	2,207	2,812	2,952	5,019	6,745
General and administrative	9,453	13,829	14,458	23,282	30,928
Total expenses	56,176	84,663	62,892	140,839	128,523
Operating loss	(2,785)	(25,902)	(2,560)	(28,687)	(10,681)
Other expense, net	(1,338)	(1,849)	(1,362)	(3,187)	(2,528)
Loss before income taxes	(4,123)	(27,751)	(3,922)	(31,874)	(13,209)
Income tax (expense) benefit	(129)	980	(2,204)	851	(4,870)
Net loss	$(4,252)	$(26,771)	$(6,126)	$(31,023)	$(18,079)

Net Loss Per Share - Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$(4,322)	$(26,841)	$(6,156)	$(31,163)	$(18,139)
Net loss per share attributable to RigNet, Inc. common stockholders, basic	$(0.21)	$(1.34)	$(0.32)	$(1.54)	$(0.95)
Net loss per share attributable to RigNet, Inc. common stockholders, diluted	$(0.21)	$(1.34)	$(0.32)	$(1.54)	$(0.95)
Weighted average shares outstanding, basic	20,510	20,081	19,082	20,295	19,016
Weighted average shares outstanding, diluted	20,510	20,081	19,082	20,295	19,016

Unaudited Non-GAAP Data:
Adjusted EBITDA	$9,701	$8,351	$9,775	$18,052	$18,161

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

Reconciliation of Net Loss to Adjusted EBITDA

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(4,252)	$(26,771)	$(6,126)	$(31,023)	$(18,079)
Interest expense	1,325	1,528	1,269	2,853	2,507
Depreciation and amortization	6,913	6,931	7,679	13,844	16,591
Impairment of goodwill	-	23,141	-	23,141	-
(Gain) loss on sales of property, plant and equipment, net of retirements	(166)	282	18	116	11
Stock-based compensation	832	3,854	1,170	4,686	5,628
Restructuring costs	-	-	-	-	573
Change in fair value of earn-out/contingent consideration	3,916	-	1,284	3,916	1,284
Executive departure costs	255	298	-	553	-
Mergers and Acquisitions costs	78	68	60	146	410
COVID-19 Costs	671	-	-	671	-
GX dispute Phase II costs	-	-	2,217	-	4,366
Income tax expense (benefit)	129	(980)	2,204	(851)	4,870
Adjusted EBITDA (non-GAAP measure)	$9,701	$8,351	$9,775	$18,052	$18,161

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

Segment Information

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(in thousands)
Managed Communications Services
Revenue	$34,136	$39,896	$41,205	$74,032	$83,538
Cost of revenue	22,985	25,502	25,019	48,487	52,004
Depreciation and amortization	4,843	4,659	5,059	9,502	11,323
Impairment of goodwill	-	21,755	-	21,755	-
Selling, general and administrative	2,436	2,807	3,346	5,243	7,143
Operating income (loss)	$3,872	$(14,827)	$7,781	$(10,955)	$13,068

Applications and Internet-of-Things
Revenue	$8,805	$8,743	$8,005	$17,548	$16,020
Cost of revenue	3,221	4,561	4,387	7,782	8,884
Depreciation and amortization	1,154	1,182	1,226	2,336	2,457
Selling, general and administrative	1,563	1,620	835	3,183	1,400
Operating income	$2,867	$1,380	$1,557	$4,247	$3,279

Systems Integration
Revenue	$10,450	$10,122	$11,122	$20,572	$18,284
Cost of revenue	7,481	7,887	7,113	15,368	12,087
Depreciation and amortization	157	164	639	321	1,301
Impairment of goodwill	-	1,386	-	1,386	-
Selling, general and administrative	302	404	570	706	1,694
Operating income	$2,510	$281	$2,800	$2,791	$3,202

NOTE: Consolidated balances include the segments above along with corporate activities and intercompany eliminations.

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2020	2019
	(in thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$15,591	$12,941
Restricted cash	-	42
Accounts receivable, net	69,960	67,059
Costs and estimated earnings in excess of billings on uncompleted contracts (CIEB)	13,030	13,275
Prepaid expenses and other current assets	6,437	6,500
Total current assets	105,018	99,817
Property, plant and equipment, net	54,163	60,118
Restricted cash	1,500	1,522
Goodwill	20,134	46,792
Intangibles, net	25,626	30,145
Right-of-use lease asset	6,175	6,829
Deferred tax and other assets	5,417	5,757
TOTAL ASSETS	$218,033	$250,980
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$23,670	$28,517
Accrued expenses	17,523	16,660
Current maturities of long-term debt	8,792	10,793
Income taxes payable	2,464	2,649
GX dispute accrual	750	750
Deferred revenue and other current liabilities	7,440	11,173
Total current liabilities	60,639	70,542
Long-term debt	106,161	96,934
Deferred revenue	764	855
Deferred tax liability	1,955	2,672
Right-of-use lease liability - long-term portion	5,830	6,329
Other liabilities	30,440	26,771
Total liabilities	205,789	204,103

Equity:
Stockholders' equity
Preferred stock - $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding at June 30, 2020 and December 31, 2019	-	-
Common stock - $0.001 par value; 190,000,000 shares authorized; 20,551,153 and 19,979,284 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	21	20
Treasury stock - 445,525 and 203,756 shares at June 30, 2020 and December 31, 2019, respectively, at cost	(3,281)	(2,693)
Additional paid-in capital	189,251	184,571
Accumulated deficit	(146,836)	(115,673)
Accumulated other comprehensive loss	(27,050)	(19,502)
Total stockholders' equity	12,105	46,723
Non-redeemable, non-controlling interest	139	154
Total equity	12,244	46,877
TOTAL LIABILITIES AND EQUITY	$218,033	$250,980

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2020	2019
	(in thousands)
Cash flows from operating activities:
Net loss	$(31,023)	$(18,079)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation and amortization	13,844	16,591
Impairment of goodwill	23,141	-
Stock-based compensation	4,686	5,628
Amortization of deferred financing costs	189	153
Deferred taxes	(624)	4,838
Change in fair value of earn-out/contingent consideration	3,916	1,284
Accretion of discount of contingent consideration payable for acquisitions	266	183
(Gain) loss on sales of property, plant and equipment, net of retirements	116	11
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable, net	(4,078)	(488)
Costs and estimated earnings in excess of billings on uncompleted contracts (CIEB)	(199)	(1,644)
Prepaid expenses and other assets	73	(6)
Right-of-use lease asset	654	-
Accounts payable	(2,027)	7,564
Accrued expenses	1,195	(1,574)
GX Dispute payment	-	(45,000)
Deferred revenue	(7,459)	1,334
Right-of-use lease liability	(779)	-
Other liabilities	5,138	(2,052)
Net cash provided by (used in) operating activities	7,029	(31,257)

Cash flows from investing activities:
Capital expenditures	(8,597)	(11,868)
Proceeds from sales of property, plant and equipment	26	112
Net cash used in investing activities	(8,571)	(11,756)

Cash flows from financing activities:
Issuance of common stock upon the exercise of stock options and the vesting of restricted stock	1	4
Stock withheld to cover employee taxes on stock-based compensation	(594)	(1,406)
Subsidiary distributions to non-controlling interest	(155)	(135)
Proceeds from borrowings	6,750	40,000
Proceeds from Paycheck Protection Program Loan	6,298	-
Repayments of long-term debt	(8,354)	(6,083)
Payment of financing fees	(485)	(486)
Net cash provided by financing activities	3,461	31,894
Net change in cash and cash equivalents	1,919	(11,119)

Cash and cash equivalents including restricted cash:
Balance, January 1,	14,505	23,296
Changes in foreign currency translation	667	265
Balance, June 30,	$17,091	$12,442

15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net

RIGNET, INC.

Selected Operational Data

MCS Site Count

(Unaudited)

	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
	2020	2020	2019	2019	2019
Selected Operational Data:
Offshore drilling rigs (1)	193	196	185	184	182
Offshore Production	337	386	385	384	375
Maritime	161	177	171	184	183
Other sites (2)	538	592	599	634	644
Total	1,229	1,351	1,340	1,386	1,384
Project Backlog (in thousands)	$15,856	$22,380	$26,178	$35,855	$37,116

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes U.S. and International land sites, completion sites, man-camps, remote offices, and supply bases and offshore-related supply bases, shore offices, tender rigs and platform rigs

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15115 PARK ROW BLVD, SUITE 300, HOUSTON, TEXAS 77084-4947 PHONE 281.674.0100 FAX 281.674.0101 http://www.rig.net